File No. 333-

As filed with the Securities and Exchange Commission on June 30, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHINIA INC.
(Exact name of registrant as specified in its charter)

Delaware	92-2483604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3000 University Drive Auburn Hills, Michigan 48326 (248) 754-9200
(Address of Principal Executive Offices, including Zip Code)

PHINIA Inc. 2023 Stock Incentive Plan
(Full title of the plans)

Robert Boyle

Vice President, General Counsel and Secretary

PHINIA Inc.

3000 University Drive

Auburn Hills, Michigan 48326

(Name and address of agent for service)

(248) 754-9200

(Telephone number, including area code, of agent for service)

with a copy to: Patrick G. Quick Mark T. Plichta Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by PHINIA Inc. (the “Company”) are hereby incorporated herein by reference:

(a)	The Company’s effective Registration Statement on Form 10 (File No. 001-41708) initially filed with the Commission on May 18, 2023, as amended by Amendment No. 1 as filed with the Commission on June 6, 2023, as further amended by Amendment No. 2 as filed with the Commission on June 9, 2023 (as so amended, the “Form 10”);

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on June 13, 2023 and June 30, 2023; and

(c)	The description of the Company’s common stock included in the section titled “Description of Our Capital Stock” in the Company’s Information Statement filed with the Commission as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and the Company’s certificate of incorporation includes such an exculpation provision. The Company’s certificate of incorporation provides that a director or officer will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director or officer, except for liability:

●	for any breach of the director or officer’s duty of loyalty to the Company or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	applicable to directors for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware General Corporation Law;

●	for any transaction from which the director derived an improper personal benefit; or

●	applicable to officers for any action by or in the right of the Company.

The Company’s certificate of incorporation also provides that each of the Company’s current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law. The Company’s certificate of incorporation also specifically authorizes the Company to enter into agreements with any person providing for indemnification greater than or different from that provided by the Company’s certificate of incorporation.

Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Company currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Commission on June 30, 2023).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company with the Commission on June 30, 2023).

4.3	2023 Stock Incentive Plan.

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1	Consent of Samuel R. Chapin, as Director Nominee.

99.2	Consent of Brady D. Ericson, as Director Nominee.

99.3	Consent of Robin Kendrick, as Director Nominee.

99.4	Consent of D’aun Norman, as Director Nominee.

99.5	Consent of Roger J. Wood, as Director Nominee.

107	Filing Fee Table.

Item 9.	Undertakings.

(a)            The undersigned Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on June 30, 2023.

PHINIA INC.

By:	/s/ Brady D. Ericson
Name: Brady D. Ericson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Robert Boyle and Chris P. Gropp, and each of them individually, her or his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in her or his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or supplements) to this Registration Statement on Form S-8 (including all post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	DATE

/s/ Brady D. Ericson	President and Chief Executive Officer	June 30, 2023
Brady D. Ericson	(Principal Executive Officer)

/s/ Chris P. Gropp	Vice President and Chief Financial Officer	June 30, 2023
Chris P. Gropp	(Principal Financial Officer and Principal Accounting Officer)

/s/ Craig Aaron	Director	June 30, 2023
Craig Aaron

/s/ Tonit M. Calaway	Director	June 30, 2023
Tonit M. Calaway

/s/ Kevin A. Nowlan	Director	June 30, 2023
Kevin A. Nowlan

/s/ Rohan S. Weerasinghe	Director	June 30, 2023
Rohan S. Weerasinghe